Exhibit 10.53

SETTLEMENT AGREEMENT AND GENERAL RELEASE

THIS AGREEMENT entered into this 28 day of January 2005 by and among Gunnar Engstrom (“Engstrom”), Advanced Cell Technology, Inc. (“ACT”) and A.C.T. Group, Inc. (“GROUP”);

WHEREAS, Engstrom and ACT acknowledge that on or about September 5, 2001 Engstrom entered into an employment agreement with GROUP that provided for certain terms and conditions relating to compensation to be paid to Engstrom, including salary, severance pay and stock options, during the course of his employment and upon termination of the agreement; and

WHEREAS, since the execution of said agreement ACT has at all times fulfilled the obligations of GROUP in accordance with the terms and conditions of said employment agreement; and

WHEREAS, Engstrom has terminated his employment with ACT and the parties now mutually agree to amend and alter said employment agreement in accordance with terms that are satisfactory to all parties;

NOW THEREFORE, the parties hereto hereby agree as follows:

1.                                      Upon execution of this agreement by Engstrom, ACT shall pay the gross sum of One Hundred Thousand ($100,000.00) Dollars to Engstrom, less applicable taxes.  The payment shall be made in two equal installments of Fifty Thousand ($50,000.00) Dollars each, the first upon receipt of a copy of this agreement executed by Engstrom and the second payment on March 1, 2005 or sooner, in the event that the services required by Engstrom under the terms and conditions of this agreement have been satisfied.  In addition, ACT shall grant to Engstrom, options to purchase One Hundred Thousand

(100,000) shares of ACT common stock.  The options shall have a strike price of twenty-five cents ($0.25) per share and a cash-less exercise feature and shall have a term of five (5) years.  ACT will forward a stock option agreement to Engstrom, within 15 days of the date of the execution of this agreement.  Said agreement will negotiated and executed no later than March 1, 2005, and shall be effective as of April 1, 2005.  The executed option agreement shall be held in escrow by counsel for Engstrom until April 1, 2005, the date to which Engstrom has agreed to comply with the terms and conditions of paragraph 4 of this agreement.  ACT further agrees to forward to counsel for Engstrom, with the first payment of Fifty Thousand ($50,000.00) Dollars, a fully executed copy of this agreement by representatives of ACT and GROUP.

2.                                        Engstrom, ACT and GROUP, their representatives, heirs, successors and assigns do hereby mutually release and forever discharge each other and their parent, affiliated and subsidiary corporations, their shareholders, officers, directors, agents, employees, attorneys, successors and assigns from any and all claims, rights, demands, actions, obligations, liabilities, and causes of action of any kind and nature and character whatsoever, which they may now have or ever have had against each other as a result of the employment agreement and any obligations.

3.                                        Engstrom, ACT and GROUP further agree that they will not file, nor cause to be filed, in any court or any governmental agency, any action, claim, or charge against each other arising from or in anyway connected with the employment agreement entered into between and among Engstrom, ACT and GROUP.

4.                                        Engstrom agrees to assist ACT and GROUP telephonically and in person with matters related to identifying and transferring data relating to the finances and operation of ACT that he may currently be in possession of, on a reasonable basis during the period from the execution of this agreement through April 1, 2005.  It is understood by the parties that the “in person” assistance to be provided by Engstrom shall be subject to his availability and within the first 30 days after the execution of this agreement and shall not be more than 3 full business days.  Engstrom’s obligations under the preceding statement explicitly excludes any additional consulting services requested by ACT, which Engstrom agrees to provide to ACT, subject to availability, for additional compensation.  Engstrom further agrees upon the execution of this agreement that he will return to ACT and GROUP any and all confidential or proprietary information and materials, documents or records relating to ACT’s business that he may still have in his possession, if any, including all documents related to ACT’s finances and financial conditions.  ACT shall within five (5) days of the execution of this agreement remove Engstrom’s name from its webpage identifying him as the company’s Chief Financial Officer.

5.                                      Engstrom further agrees to hold all proprietary information in confidence and not to directly or indirectly, disclose, use, copy, publish, summarize, or remove from ACT’s premises any proprietary information except as specifically authorized in writing by ACT.  As used in this paragraph, proprietary information means any information in whatever form, tangible or intangible, directly related to the business of ACT or any affiliated company of ACT, unless (i) the information is or becomes publicly available through lawful means; (ii) the information was rightfully in Engstrom’s possession, or part of his general knowledge, prior to his employment by ACT; or (iii) the information is disclosed to Engstrom without confidential or proprietary restriction by a third party who rightfully possesses the information (without confidential or proprietary restriction) and did not learn of it, directly or indirectly, from ACT.

6.                                        ACT agrees to promptly pay to the applicable federal or state agency, any and all taxes and other fees withheld on any consideration received by Engstrom under this Agreement.  Engstrom agrees that any tax that may be payable on the consideration received by Engstrom as a result of this agreement, beyond the taxes taken by ACT prior to payment is his responsibility.   Engstrom agrees to indemnify, defend and hold ACT harmless from and against any liability or claim for any tax or other governmental contribution or any penalty on interest thereon that may be incurred or demanded as a result of the receipt of the consideration provided for in this agreement.

7.                                        It is understood and agreed that this settlement agreement shall not be deemed or construed at any time or for any purpose as an admission of liability by Engstrom, ACT or GROUP.   Engstrom, ACT and GROUP expressly deny the liability for any and all claims.

8.                                        The parties desire to avoid and settle without litigation future disputes, which may arise between them relative to this agreement.  Accordingly, the parties agree to engage in good faith negotiations to resolve any dispute regarding the terms or obligations they have to each other under this agreement.  In the event they are unable to resolve any dispute by negotiation then the parties agree to submit the matter to arbitration.  The arbitration shall be commenced by Engstrom and ACT each selecting an arbitrator of his or its own choosing within 15 days after either party calling for arbitration and after the parties have exhausted all means of negotiation.  Thereafter, within 15 days of their selection the two designated arbitrators shall select a neutral third party arbitrator whose duty it will be to schedule a hearing date(s) within 30 days of his/her appointment, hear and accept evidence, both oral and written, and to render a decision, which shall be binding on the parties.

9.                                       Engstrom, ACT and GROUP agree that individuals of their own choice have represented them in the negotiation of this agreement; they have read this agreement and fully understand its effects.

10.                                 Copies of any correspondence or documents relating to this agreement and the performance of the terms contained herein shall be forwarded to the following:

For Engstrom:

James D. O’Brien, Jr., Esq.

MOUNTAIN, DEARBORN & WHITING LLP

370 Main Street

Worcester, MA 01608

(508) 756-2423

For GROUP and ACT:

Gregory Bonfiglio, Esq.

Anthem Venture Partners

225 Arizona Avenue

Suite 200

Santa Monica, CA 90401

11.                                 The laws of the Commonwealth of Massachusetts shall govern the terms of this agreement.  In the event that any term of this agreement shall be found to be null and void, the remaining terms shall continue to have full force and effect.

/s/ Gunnar Engstrom
Gunnar Engstrom

ADVANCED CELL TECHNOLOGY, INC.

/s/ William M. Caldwell, IV
William M. Caldwell, IV
Chief Executive Officer

A.C.T. GROUP, INC.

/s/ Michael West
Michael West